Exhibit 99.1

Investor Update - Impact of New Accounting Standards

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

For a complete discussion of the new accounting standards, and their impacts on our accounting policies, see our first quarter 2018 Form 10-Q filed on May 4, 2018.

On May 4, 2018 we furnished a Form 8-K which presented, among other information, the Consolidated Statements of Operations and Non-GAAP Adjusted Net Income and EPS as adjusted under the new accounting standards. The presentation of Income tax expense (benefit) in the Consolidated Statements of Operations was accurately presented. However, the reconciliation table between GAAP and Non-GAAP Adjusted Net Income and EPS for the three and twelve months ended December 31, 2017 did not appropriately reflect the impact that the Tax Cuts and Jobs Act had in relation to the changes in our loyalty related liabilities. In short, under the new accounting standards, we would have recorded a $237M one-time tax benefit on an adjusted basis last year, instead of the $280M benefit we recorded on an adjusted basis under the old standard. The tables presented below have been corrected to reflect this adjustment.

NON-GAAP ADJUSTED NET INCOME AND EPS RECONCILIATION (unaudited)

The following tables, presenting the corrected reconciliation from the company's GAAP net income and earnings per diluted share (diluted EPS), restated for the new accounting standards, to adjusted amounts:

	As Reported on May 4, 2018 on Form 8-K		As corrected
	Three Months Ended December 31, 2017		Three Months Ended December 31, 2017
(in millions, except per share amounts)	Dollars As Adjusted	Diluted EPS As Adjusted	Dollars As Adjusted	Diluted EPS As Adjusted
GAAP net income and diluted EPS	$315	$2.55	$315	$2.55
Mark-to-market fuel hedge adjustments	(14)	(0.11)	(14)	(0.11)
Special items—merger-related costs	30	0.24	30	0.24
Income tax effect	(6)	(0.06)	(6)	(0.05)
Special tax (benefit)/expense	(280)	(2.26)	(237)	(1.92)
Non-GAAP adjusted net income and diluted EPS	$45	$0.36	$88	$0.71

	As Reported on May 4, 2018 on Form 8-K		As corrected
	Twelve Months Ended December 31, 2017		Twelve Months Ended December 31, 2017
(in millions, except per share amounts)	Dollars As Adjusted	Diluted EPS As Adjusted	Dollars As Adjusted	Diluted EPS As Adjusted
GAAP net income and diluted EPS	$960	$7.75	$960	$7.75
Mark-to-market fuel hedge adjustments	(7)	(0.06)	(7)	(0.06)
Special items—merger-related costs	116	0.94	116	0.94
Income tax effect	(41)	(0.33)	(41)	(0.33)
Special tax (benefit)/expense	(280)	(2.26)	(237)	(1.92)
Non-GAAP adjusted net income and diluted EPS	$748	$6.04	$791	$6.38

2